Exhibit 99.1
Remarks by Marty Barrington, Altria's Chairman and Chief Executive Officer, and other members of Altria's senior management team
2014 Consumer Analyst Group of New York (CAGNY) Conference
Boca Raton, Florida
February 19, 2014

Remarks by Marty Barrington

Thanks Chris. Good morning everyone, and thank you for joining our presentation. We’re glad to be back at CAGNY and to discuss with you why we believe Altria Group, Inc. (Altria) continues to be a compelling investment. Howard Willard, Altria's CFO, and Jim Dillard, Senior Vice President, Regulatory Affairs for Altria Client Services Inc. (ALCS), will present with me this morning. Dave Beran, Altria’s President and Chief Operating Officer, and Murray Garnick, who is responsible for litigation at ALCS, will join us for questions in the break-out room.

Before we begin, please review the Safe Harbor Statement in today's presentation and the Forward-Looking and Cautionary Statements section in today's press release for a description of the various factors that could cause our actual results to differ materially from projections included in today's remarks. Reconciliations and further explanations of the non-GAAP financial measures we discuss today are available on altria.com.

Altria has an outstanding long-term track record of creating value for shareholders. Over the past six years, we’ve grown our adjusted diluted earnings per share (EPS) at a compounded annual rate of 7.9% and we’ve consistently grown our dividend. Over this period, we’ve produced total shareholder returns of approximately 137%, more than three times the return of the S&P 500. We expect Altria to produce consistent, attractive financial results in the future and, this morning, we’ll share the reasons for our confidence.

Our long-term financial goals remain unchanged: to grow adjusted diluted EPS at an average annual rate of 7% to 9% and to maintain a dividend payout ratio of approximately 80% of adjusted diluted EPS.

Our strategies are to:

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

•	maximize income from our core premium tobacco businesses over the long-term;

•	grow new income streams with innovative products; and

•	manage our diverse income streams and strong balance sheet to deliver consistent financial performance.

Our capabilities and expertise drive execution. They include:

•	deeply understanding adult tobacco consumers;

•	building and sustaining premium brands;

•	creating strong sales and distribution relationships;

•	developing innovative products; and

•	managing external challenges facing our businesses, including litigation, regulation and taxation.

We believe that these strategies and capabilities position us to consistently achieve our long-term financial goals. Let’s begin by explaining how Altria maximizes income from its core tobacco businesses and then review our approach to innovation. Howard then will describe how Altria’s business model and strong balance sheet help us deliver consistent financial performance. Jim will share how we’re interacting with the U.S. Food and Drug Administration (FDA or agency) and using our regulatory capabilities to support Altria’s companies. I’ll wrap up with Altria’s track record for delivering shareholder returns, and then we’ll take your questions.

The U.S. tobacco industry is an attractive investment opportunity and Altria remains the leader. The U.S. tobacco manufacturers’ profit pool is large and growing. Over the last five years, the profit pool grew at a compounded annual rate of 5% to $14.5 billion. In 2013, cigarettes generated most of the industry’s profits, followed by smokeless tobacco and machine-made large cigars.

Although cigarette volumes continue to decline, the rate of decline has held steady at 3 to 4% since 2007, with the exception of years impacted by the federal excise tax increase in 2009. Over the last several years, increases in smokeless tobacco and machine-made large cigar volume have partially offset cigarette volume declines. We estimate that total tobacco volume, based on pounds, declined at a compounded annual rate of about 1% per year from 2010 through 2013.

For context, cigarettes are by far the largest consumer product category by dollar sales in major U.S. retail channels - twice the size of beer, the next biggest category. Cigarette dollar sales are also greater than sales of carbonated beverages and salty snacks combined. The smokeless category is smaller, but has

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014 grown dollar sales faster than many of the largest non-tobacco consumer products categories over the past four years.

Altria earns the largest share of the U.S. tobacco manufacturers’ profit pool. Our tobacco operating companies hold leading positions in the most profitable segments: cigarettes, smokeless tobacco and machine-made large cigars. Together, Altria’s tobacco businesses earned approximately 51% of the total U.S. tobacco profit pool in 2013, more than twice that of its largest competitor.

Our tobacco businesses are fueled by large premium brands with strong brand equity, including

•	Marlboro;

•	Copenhagen;

•	Skoal; and

•	Black & Mild.

Marlboro -- at nearly 44 share points -- is larger than the next 10 cigarette brands combined. Copenhagen and Skoal together capture more than half of the retail share in the smokeless category. Black & Mild is the leading premium brand in the machine-made, large cigar category. These premium brands produce attractive margins, consistent income growth and strong cash flow.

Our strategy is to maximize income from these businesses, focusing on long-term results. We believe that our long-term focus leads to better results for shareholders over time. Because different dynamics exist in the tobacco categories in which we compete, we pursue different ways to maximize income in them.

In the smokeable products segment, Philip Morris USA Inc. (PM USA) and John Middleton Co.’s (Middleton) strategy is to maximize income while maintaining modest share momentum on Marlboro and Black & Mild over time.

In the cigarette category, PM USA grows income by thoughtfully balancing different income drivers, including pricing, cost management, retail share performance, equity-building activities and product innovation. PM USA successfully uses these tools to deliver consistent income growth despite declining cigarette volumes. The contribution each of these tools makes varies over time as PM USA pursues its long-term objectives.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Marlboro is the flagship brand in the smokeable products segment. It’s the iconic cigarette brand, positioned as the cigarette men smoke for flavor. Marlboro has grown its share of the U.S. cigarette category consistently since 1954 and is by far the most profitable U.S. cigarette brand. PM USA has grown the brand by building superior brand equity and loyalty.

In 2012, PM USA began investing in a new brand architecture for Marlboro to continue its momentum. The architecture allows the brand to more effectively engage both loyal and competitive adult smokers. Each of Marlboro’s four flavor families, Red, Gold, Green and Black, expresses the brand’s positioning and values in a unique way, allowing the brand to broaden its offerings. The architecture is driving innovation in products, packaging, equity campaigns and promotions.

For example, PM USA has grown its product portfolio by expanding distribution of Marlboro Southern Cut in the Gold family and Marlboro NXT and Marlboro Edge in the Marlboro Black family.

PM USA communicates Marlboro’s flavor families in equity campaigns and promotions. At retail, PM USA communicates the flavor families on the fixture, in point of sale signage and on packs. PM USA uses its large adult smoker database to communicate with smokers 21 or older through direct mail and email. The brand also connects with smokers 21 or older on Marlboro.com, where they can access articles, interviews, photographs and videos on their PCs and mobile devices.

PM USA’s investments in the Marlboro architecture are long-term, but we’re very pleased with results so far. For example, Marlboro Black is growing share and building a strong position, including with 21 to 29 year-old smokers. Marlboro.com is effectively and creatively engaging adult smokers with Marlboro’s flavor families. Since PM USA re-launched the site, it's experienced more visitors who stay longer. According to comScore, Inc., Marlboro.com is among the largest CPG websites in the U.S. based on the average number of unique visitors. From 2011 to 2013, PM USA used tools like pack inserts, direct mail, e-mail and Marlboro.com to increase the number of Marlboro connections with adult smokers by almost 50%.

PM USA’s investments support modest Marlboro share momentum over the long-term. Since 2008, Marlboro has grown its retail market share by an annual average of about 0.2 share points. A strong Marlboro franchise provides the foundation for attractive margins and consistent income growth over time.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Pricing is an important driver of income growth in our smokeable products segment. Marlboro’s brand equity supports a premium price at retail. PM USA carefully manages its pricing to deliver long-term income growth. The company considers several factors when making pricing decisions, including the impact of economic conditions on adult tobacco consumers, price gaps and competitive dynamics.

With regard to the economy, PM USA continuously monitors key indicators to understand the conditions of adult smokers. These include employment rates, housing starts and consumer confidence. While some economic metrics are improving modestly, the recovery has been uneven and most measures remain well below pre-recession levels. Our 2014 plan assumes that the economic situation for adult tobacco consumers will be similar to 2013.

PM USA also carefully monitors price gaps in the cigarette category. Since 2009, Marlboro’s price gap versus the lowest effective priced cigarette has consistently been about 35%. And, during this period, the smokeable products segment continued to grow adjusted operating companies income (OCI) margins.

Although the cigarette category remains competitive, overall premium category trends remain positive and PM USA has a strong track record of growing its premium Marlboro franchise while delivering income growth. Premium brands continue to capture about 75% of retail share in the U.S. cigarette category and this share has held steady for many years. The long-term trend of the premium category consolidating into the three leading premium brands has also continued. From 2009 through 2013, the combined share of Marlboro and the other leading premium brands increased by 2.6 percentage points, with each brand growing its share.

Turning to our machine-made, large cigar business, Black & Mild is positioned as the best any-day cigar adults enjoy for its smooth taste and pleasant aroma. Since the federal excise tax increase in 2009, the competitive environment in the machine-made, large cigar category has been negatively impacted by increased imports of low-priced cigars. In this environment, Middleton has focused on income growth while managing share performance, resulting in an average annual share loss of 0.6 percentage points.

Our strategy in the smokeable products segment has produced strong, long-term results. PM USA’s investments in Marlboro have strengthened the brand and supported modest share momentum. And from 2008 through 2013, the smokeable products segment grew adjusted operating companies income at a compounded annual growth rate of 4.2% to $6.4 billion.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

In our smokeless products segment, U.S. Smokeless Tobacco Company LLC's (USSTC) strategy is to increase income by growing its volume at or ahead of the category growth rate while maintaining modest share momentum on Copenhagen and Skoal combined. Since 2009, USSTC increased its volume at a compounded annual rate of 5.1% and the company grew Copenhagen and Skoal’s combined retail share at an average of 0.9 share points per year. This strong share growth was driven by Copenhagen, which grew by almost 7 percentage points, partially offset by Skoal’s share loss of 3.4 percentage points.

Copenhagen has provided adult dippers moist smokeless tobacco satisfaction since 1822. The brand’s strong equity is grounded in craftsmanship.

Copenhagen has a long history of leading the natural segment with Fine Cut Copenhagen Snuff and Copenhagen Long Cut Natural. And, recently, the brand expanded distribution of Copenhagen Southern Blend in select markets.

The brand also has broadened its product offerings to reach adult dippers with different taste preferences. In 2009, Copenhagen entered the largest and fastest growing segment of the category with Long Cut Wintergreen and later added Pouch Wintergreen. Since 2009, these products have delivered strong retail share growth.

USSTC also invests in equity-building programs like the “Men of Copenhagen” promotion, in which Copenhagen partners with local non-profit organizations to bring its dippers together to make a difference in their communities.

Since 1934, Skoal has provided products that offer a smooth, balanced smokeless tobacco experience. Skoal has expanded its traditional product portfolio as adult dipper taste preferences have evolved. Adult dippers can choose between the balanced, smooth taste of Skoal Classic and the bold, smooth taste of Skoal X-TRA.

Skoal X-TRA has performed well since its launch in 2011. However, Skoal Classic has lost market share, driven in part by its large price gap versus the leading discount brand. To address this issue, USSTC recently began offering Skoal Classic at more competitive price points in select geographies. USSTC also is investing to strengthen Skoal’s equity by re-introducing the "Skoal.  A Pinch Better." Campaign, which highlights the way Skoal enhances every-day experiences. And, finally, the brand is investing in exciting new promotions like “80 Days of Saturdays” to enhance Skoal’s relevance with adult dippers. This promotion offers adult dippers daily chances to win great prizes.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Overall, USSTC’s strategy continues to produce strong financial results. Since 2009, the smokeless products segment has grown adjusted operating companies income at a compounded annual rate of 12.9% to just over $1 billion.

So, Altria’s premium tobacco businesses are the core of our business model and these businesses continue to deliver on their strategies.

Altria’s second strategy is to grow new income streams with innovative products that meet adult tobacco consumer preferences. Nu Mark LLC (Nu Mark), which leads our efforts, is taking a three-pronged approach to creating a portfolio of innovative products. First, Nu Mark has deep expertise in premium brand building and supply chain management and will use the scale of Altria’s service companies to accelerate its progress. Our service companies have industry-leading capabilities in areas like consumer research, product development and sales and distribution. Second, Nu Mark supplements these resources by acquiring products, technologies and capabilities that accelerate its progress. Finally, Nu Mark will create strategic agreements with third parties when they create value.

Nu Mark is applying these strategies in the rapidly growing e-vapor category. In 2013, consumer spending on e-vapor products reached approximately $1 billion in the U.S. Increased awareness and trial of e-cigarettes have driven category growth, and we estimate that 90% of adult smokers are aware of e-vapor products and about two thirds have tried them.

The category’s long-term growth rate is likely to be shaped by several variables, including product innovation. While awareness and trial are high, only a small number of adult smokers use these products daily.  Many adult smokers and vapers are still looking for a product that meets their requirements and desires.  Regulation and taxation also will impact the category’s trajectory.

Nu Mark’s goal is to achieve leadership in the U.S. e-vapor category. Since it entered the category in August 2013, Nu Mark has taken several important steps toward its goal. Nu Mark launched MarkTen e-cigarettes in Indiana and Arizona, announced an agreement to acquire Green Smoke, Inc. and its affiliates (Green Smoke) to supplement its organic strengths, and signed agreements with Philip Morris International Inc. (PMI) to sell its products outside the U.S.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

And this morning, we’re pleased to announce another significant step forward: Nu Mark plans to expand MarkTen nationally beginning in the second quarter of 2014. Let me share some additional context for this announcement.

The work done in our test markets has helped shape our way forward. Nu Mark is focused on the following areas to create a path to leadership:

•	product superiority and innovation;

•	premium brand building;

•	distribution and customer partnerships;

•	a reliable, high-quality, low-cost supply chain; and

•	regulatory and government affairs capability.

Nu Mark has made progress in several of these areas in Arizona. In the product area, Nu Mark improved MarkTen’s flavor systems and added a USB charger to the single unit package so adult vapers don’t need to purchase the charger separately. Nu Mark also quickly gained distribution in over 1,900 stores and is driving awareness and trial with direct mail, magazine ads and promotions in adult only facilities.

Although it’s still early, Nu Mark’s results in Arizona have exceeded our expectations. In just seven weeks, MarkTen has achieved brand leadership there, with a current market share of 48%. Nu Mark will apply all that it’s learned to MarkTen’s national launch.

Earlier this month, we announced that Nu Mark signed an agreement to acquire the e-vapor business of Green Smoke for approximately $110 million, subject to closing adjustments and additional incentive payments. Nu Mark’s acquisition of Green Smoke should accelerate its progress toward leadership. Green Smoke has been manufacturing and marketing high-quality, premium products since 2009 and will add additional depth to Nu Mark’s already strong team. The acquisition also expands Nu Mark’s product portfolio to address adult smokers’ and vapers’ different product preferences. Green Smoke markets products in different styles and formats, sold under the Green Smoke brand, including products that are larger than MarkTen. We expect the deal to be closed by the second quarter of 2014.

Altria’s strategic agreements with PMI further strengthen Nu Mark’s e-vapor strategy. Through licensing, regulatory engagement and contract manufacturing arrangements, Altria is providing PMI with an exclusive license to commercialize Nu Mark’s e-vapor products internationally. The agreements give Nu

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Mark the opportunity to generate royalties and contract manufacturing fees on the products provided to PMI.

Overall, we’re very pleased with Nu Mark’s progress in e-vapor. As categories go, the e-vapor category is, of course, just leaving the starting gates. But Nu Mark has made meaningful progress toward leadership in a short time.

Before concluding on innovation, it’s important to remember that our agreements with PMI cover more than e-vapor. Importantly, they also support Altria’s broader strategy to create a robust portfolio of innovative products for adult tobacco consumers, including those that have the potential to be authorized by FDA as modified risk tobacco products. PMI granted Altria an exclusive U.S. license to sell two of the heated tobacco products that PMI is developing. Further, Altria and PMI have agreed to cooperate on regulatory engagement related to heated tobacco and e-vapor products.

Howard will now highlight how our business model delivers strong, long-term results.

Remarks by Howard Willard

Thanks Marty.

Altria’s third strategy is to manage our diverse income streams and strong balance sheet to deliver consistent financial performance. Our diverse business model sets us apart from other U.S. tobacco companies. We generate cash flow and income from the three most profitable U.S. tobacco categories, the global beer industry and the domestic wine category. Since 2002, we’ve also made significant progress unwinding our financial services business. Although the business dynamics in these categories and industries differ, our positions in them have helped us consistently achieve our long-term financial objectives.

As Marty mentioned, our tobacco operating companies and their strong premium brands are the heart of our business model. They have a strong track record of producing consistent, attractive results. From 2008 through 2013, the smokeable products segment:

•	grew revenue net of excise taxes per thousand units at a compounded annual rate of 5.2%;

•	grew adjusted operating companies income at a compounded annual rate of 4.2%; and

•	expanded adjusted operating companies income margins by 8.4 percentage points.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

From 2009, the year Altria acquired UST LLC (UST), through 2013, the smokeless products segment:

•	grew USSTC’s volume at a compounded annual rate of 5.1%;

•	increased Copenhagen and Skoal’s combined retail share by an average of 0.9 share points per year; and

•	grew adjusted operating companies income at a compounded annual rate of 12.9%.

Cost management has also been an important driver of consistent income growth. Over the past several years, Altria delivered nearly $2 billion in productivity savings. PM USA has focused on reducing its fixed infrastructure costs while efficiently managing its variable costs per pack. From 2008 through 2013, our smokeable products segment’s controllable cost per thousand grew at a compounded annual rate of less than 1%, below the rate of input cost inflation. Additionally, our tobacco companies’ quota buyout payments will end after the third quarter of 2014, reducing costs in our smokeable products segment by about $100 million this year and by $400 million in 2015. Cost reduction is part of our culture and we’ll continue to carefully manage costs in the future.

Our growing alcohol assets provide diversification outside of U.S. tobacco and, historically, these assets have delivered strong income growth. Our 27% economic interest in SABMiller plc (SABMiller) allows us to participate in the global beer profit pool. The earnings from our SABMiller stake have grown from $467 million in 2008 to nearly $1 billion in 2013, a compounded annual growth rate of 16.2%. The market value of Altria’s interest has grown from $7.3 billion at year-end 2008 to more than $19 billion as of January 31, 2014. Our SABMiller stake also supports our strong balance sheet. We regularly evaluate our economic interest in SABMiller and currently believe maintaining the investment is in shareholders’ best interest.

Ste. Michelle Wine Estates Ltd. (Ste. Michelle) is one of the fastest growing premium wine companies in the U.S. Its distinctive collection of wines continues to receive broad acclaim while delivering strong financial results. In 2013, Ste. Michelle’s wines received nearly 225 90+ ratings and Wine & Spirits magazine named Chateau Ste. Michelle “Winery of the Year” for the 19th time. The company has grown adjusted operating companies income from $73 million in 2009 to $118 million in 2013, a compounded annual growth rate of 12.8%.

At Philip Morris Capital Corporation (PMCC), we’ve made significant progress unwinding the financial services business, since we decided to stop making new investments in 2002. The net finance receivable

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014 has decreased from $9.4 billion in 2002 to $2 billion in 2013. We expect the income contribution from the business to be uneven going forward as underlying lease income continues to decline and the opportunity for additional asset sales diminishes.

Altria’s strong balance sheet strengthens our financial performance in several ways. It provides stability and liquidity, supports our investment grade credit rating and enhances our ability to return cash to shareholders through dividends and opportunistic share repurchases.

In 2012 and 2013, our strong balance sheet and favorable capital market conditions allowed us to tender for high coupon debt and replace it with new, lower cost debt. These transactions, along with scheduled debt maturities, improved our debt maturity profile and lowered our future interest expense. All of our capital markets activities helped reduce our weighted average coupon rate from 9.1% at the end of 2009 to 5.9% as of December 31, 2013.

Altria returns cash to shareholders primarily through our strong dividend.  Since the PMI spin-off in early 2008, we have increased our dividend seven times and grown it at a compounded annual growth rate of 8.8%. Over this period, Altria has paid shareholders over $18 billion in dividends.  Our dividend yield of 5.4% as of February 14 exceeds the 2.7% yield of 10-year U.S. Treasuries and the 2.1% yield of the S&P 500.  While all dividend payments are subject to the Board of Directors’ (Board) discretion, we aim to increase our dividend in line with adjusted diluted EPS growth.

We also repurchase stock when we conclude that it is the best use of cash to maximize shareholder value. Since the PMI spin-off through the end of 2013, Altria has repurchased approximately $4.2 billion of shares. Through the end of 2013, we’ve repurchased shares valued at more than $540 million under our current $1 billion program, which we expect to complete by the end of the third quarter of 2014. The timing of share repurchases depends upon marketplace conditions and other factors.

To sum up, our diverse income streams and strong balance sheet help us achieve our long-term EPS and dividend goals. Our model differentiates Altria from other investments and our strategy has created value for shareholders. We’re one of only a handful of domestic companies in the S&P Food, Beverage and Tobacco Index that delivered adjusted diluted EPS growth in excess of 7% in five of the last six years.

Altria reaffirms that it expects its 2014 full-year adjusted diluted EPS to increase by 6% to 9% to a range of $2.52 to $2.59 from an adjusted diluted base of $2.38 per share in 2013. Our core tobacco businesses

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014 are positioned to deliver strong income growth by focusing on their leading premium brands and cost reduction. We also expect that our 2014 earnings will benefit from lower interest expense, a lower effective tax rate and a reduction in shares from the current share repurchase program. However, we plan to continue making disciplined and incremental investments to build Nu Mark’s e-vapor business and expect continued variability in adjusted operating companies income at PMCC.

Now, I’ll turn the presentation over to Jim who will discuss our regulatory affairs capabilities.

Remarks by Jim Dillard

Thanks, Howard.

And good morning everyone. I’ve met many of you, but for those I haven’t met, I’m Jim Dillard, and I’m responsible for leading the Regulatory Affairs department. I’ve been with the Altria family of companies for five years. Before joining Altria, I spent seven years at UST, where I was Senior Vice President of Manufacturing, Science and Technology. Prior to joining the tobacco industry, I held various positions at FDA for over 14 years, including Director of the Division of Cardiovascular and Respiratory Devices.

We’ve worked hard to create and improve our strong regulatory capabilities to support Altria’s tobacco operating companies. We’re focused on three areas:

•	building a constructive and enduring relationship with FDA;

•	compliance; and

•	effective engagement and advocacy.

We see FDA regulation as a marathon, not a sprint. So we’re taking a long-term approach to our work.

Since passage of FDA regulation, we have been building our relationship with FDA through engagement and information sharing. We’ve shared our experience and expertise in various ways, including through more than 85 submissions to dockets, dozens of meetings with FDA, presentations to the Tobacco Products Scientific Advisory Committee (TPSAC) and public workshops. In 2013 alone, we published eight scientific papers and presented at five scientific and public health conferences. We’ll continue to engage FDA with science and evidence-based information to help the agency implement its statutory authority.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Altria’s compliance with current regulations is important for protecting our shareholders’ investments and creating a strong relationship with FDA. We’ve built strong systems and processes to support compliance, including registering our manufacturing facilities, listing our tobacco products and submitting all necessary ingredient information. Our registered facilities have been inspected by FDA, and we have hosted FDA through tours of our manufacturing facilities. We have also conducted extensive regulatory training with hundreds of employees.

We’ve also been working with FDA on substantial equivalence, which FDA has said is a priority. Substantial equivalence is one of the regulatory pathways for us to market and sell our products. It is important to remember that, for PM USA and USSTC, we have substantial equivalence applications pending both for products that are currently in market and for products not yet introduced. So far, FDA has completed review of 40 substantial equivalence submissions across the industry, and we expect to see additional progress in 2014.

We will, of course, continue to engage with the agency on this important topic.

We are also proactively advocating on behalf of Altria’s tobacco operating companies on a host of issues. I’ll share an update on two important issues, menthol and deeming regulation.

Regarding menthol, last summer FDA released its preliminary scientific evaluation and issued an advance notice of proposed rulemaking regarding potential regulation of menthol in cigarettes. In November 2013, we submitted comments, raising a number of concerns with the information released by FDA. We provided further evidence that regulatory actions or restrictions related to the use of menthol in cigarettes are neither necessary, nor justified. We demonstrated that the recent scientific literature strengthens our original assessment that menthol cigarettes do not affect population harm differently than non-menthol cigarettes.

The agency is reviewing nearly two hundred thousand comments from various stakeholders. The agency has also made clear that it has satisfied its statutory obligation to review the use of menthol in cigarettes. If FDA ultimately decides to take future action to regulate the sale or distribution of menthol cigarettes or to establish a product standard for menthol cigarettes, it must do that through rulemaking and public comment. We will continue to monitor this issue and engage with the agency.

FDA has said that it will issue proposed deeming regulations very soon. In October 2013, the agency sent proposed regulation to the Office of Management and Budget (OMB) for review. We’ve engaged with

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

FDA and OMB on several occasions to discuss our perspective on FDA’s efforts to extend its authority to other tobacco products. We met with FDA to discuss regulation of cigars and pipe tobacco and regulation of e-vapor and other tobacco products containing tobacco-derived nicotine.

We support FDA’s efforts to extend its regulatory authority to all tobacco products for many of the same compelling reasons we supported passage of the Act originally. FDA regulation of newly deemed products will provide a framework to evaluate tobacco products that are potentially less harmful than conventional cigarettes, and create clear principles for accurate and scientifically grounded communications to adult tobacco consumers.

We support FDA’s desire to impose “general controls,” including those relating to:

•	registration;

•	product listing;

•	ingredient listing; and

•	good manufacturing practice requirements, among others.

“General controls” for newly deemed products should help establish a common set of standards for all manufacturers and importers of deemed products in the U.S.

We firmly believe FDA has an unprecedented opportunity to advance public health goals by recognizing that some types of tobacco products may have significantly lower risk compared to cigarettes. We believe FDA should adopt a regulatory framework that recognizes the differences in tobacco products and fosters innovation that may have the potential to benefit public health. The framework must be grounded in science and evidence.

The process of implementing deeming regulations is likely to play out over the next couple of years, starting with FDA’s publication of a draft regulation, followed by a notice-and-comment period.

This is an important issue for us and for the tobacco industry. Of course, we will continue to share our perspectives with FDA as the process unfolds.

In 2014, we expect FDA will continue to focus on deeming, menthol and substantial equivalence. Additionally, we expect FDA will announce new appointments to the TPSAC, as several members terms ended in late January. Earlier this month, the Center for Tobacco Products launched a youth tobacco

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014 prevention campaign, starting the first phase of its five-year, $600 million advertising and communications initiative.

In conclusion, we have built strong capabilities to help our tobacco companies successfully compete under FDA regulation. We will continue to build a constructive relationship with FDA that is grounded in compliance and effective advocacy.

I’ll now turn the presentation back over to Marty.

Remarks by Marty Barrington

Thanks, Jim.

To sum up our presentation, Altria has delivered consistent financial performance over time by using our strategies and capabilities to achieve our long-term EPS and dividend goals. We’re maximizing income from our core tobacco businesses; we’re investing in innovative products to grow new income streams; and we’re using our diverse business model and strong balance sheet to deliver consistent performance.

Altria has produced a strong track record of creating value for shareholders. From 2007 through 2013, we grew our adjusted diluted EPS at a compounded annual rate of 7.9% as compared with the S&P 500’s estimated operating EPS growth of 4.6%, which excludes corporate and unusual items in a manner similar to our adjusted diluted EPS measure.1
Altria’s current dividend yield of 5.4% is more than twice the yield of the S&P 500 and our dividend payout ratio is one of the highest in the index.

Our adjusted diluted EPS growth, together with our large and growing dividend, has produced excellent total returns to shareholders. From the end of 2007 through 2013, Altria’s total shareholder return of 137% outperformed the S&P Food, Beverage and Tobacco Index’s return of 91% and the S&P 500’s return of 44%.

Thanks to our talented and dedicated employees, Altria has delivered terrific results for shareholders. We believe our goals, strategies and capabilities position us to produce strong results in the future.

Thanks for your attention. Now, we’ll take your questions.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

1. S&P 500 operating EPS includes income from product (goods and services), but excludes corporate (M&A, financing, layoffs) and unusual items.

Altria’s Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
Today’s remarks contain projections of future results and other forward-looking statements, including expectations regarding the proposed acquisition of Green Smoke, that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended September 30, 2013.

These factors include the following: Altria’s tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014 regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed restrictions on the sale and use of tobacco products; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in today’s remarks with respect to the proposed acquisition of Green Smoke include the parties’ ability to consummate the transaction as expected; the possibility that one or more of the conditions to the consummation of the transaction may not be satisfied; the possibility that regulatory approvals required for the transaction may not be obtained in a timely manner, if at all; and the parties’ ability to meet expectations regarding the timing, completion and other matters relating to the transaction.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Today's remarks contain historical results and 2014 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations of adjusted measures to the most directly comparable GAAP measures are provided below.

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2013	2007	Compounded Annual Growth Rate
Reported diluted EPS from continuing operations	$2.26	$1.48
NPM Adjustment Items[1]	(0.21)	—
Loss on early extinguishment of debt	0.34	—
Asset impairment, exit and implementation costs	—	0.15
Recoveries from airline industry exposure	—	(0.06)
Interest on tax reserve transfers to Mondelēz International, Inc.	—	0.02
SABMiller special items	0.01	—
Tax items	(0.03)	(0.09)
Tobacco and health judgments	0.01	0.01
Adjusted diluted EPS from continuing operations	$2.38	$1.51	7.9%

[1] Reflects the impact of PM USA's settlement with certain states of the non-participating manufacturer (NPM) adjustment disputes for 2003-2012 (NPM Adjustment Settlement) and the diligent enforcement rulings of the arbitration panel presiding over the NPM adjustment dispute for 2003 (NPM Arbitration Panel Decision). The NPM Adjustment Settlement and the NPM Arbitration Panel Decision are collectively referred to as the NPM Adjustment Items.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2013	2008	Compounded Annual Growth Rate
Net Revenues	$21,868	$19,140
Excise taxes	(6,651)	(3,399)
Revenues net of excise taxes	15,217	15,741
Less: Revenues for contract volume manufactured for PMI	—	298
Revenues net of excise taxes and contract volume manufactured for PMI	$15,217	$15,443

Reported OCI	$7,063	$5,030
NPM Adjustment Items	(664)	—
Asset impairment, exit, integration and implementation costs, net	4	184
Tobacco and health judgments	18	3
Adjusted OCI	$6,421	$5,217	4.2%
Adjusted OCI margins[1]	42.2%	33.8%
Adjusted OCI margin change (2013 vs. 2008)	8.4 pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes and contract volume manufactured for PMI.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2013	2009	Compounded Annual Growth Rate
Net revenues	$1,778	$1,366
Excise taxes	(130)	(88)
Revenues net of excise taxes	$1,648	$1,278

Reported OCI	$1,023	$381
Asset impairment, exit, integration and implementation costs, net	3	236
UST acquisition-related costs	—	15
Adjusted OCI	$1,026	$632	12.9%

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2013	2008	Compounded Annual Growth Rate
Net revenues	$21,868	$19,140
Excise taxes	(6,651)	(3,399)
Revenues net of excise taxes	15,217	15,741
Less: Revenues for contract volume manufactured for PMI	—	298
Revenues net of excise taxes and contract volume manufactured for PMI	$15,217	$15,443

Shipment volume (units in millions)[1]	130,510	170,715

Revenues net of excise taxes per 1000 units[2]	$116.60	$90.46	5.2%

[1] Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume manufactured for PMI, and units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes and contract volume manufactured for PMI divided by shipment volume multiplied by 1000.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2013	2008	Compounded Annual Growth Rate
Net revenues	$21,868	$19,140
Excise taxes	(6,651)	(3,399)
Revenues for contract volume manufactured for PMI	—	(298)
Resolution expenses[1]	(4,814)	(5,479)
FDA user fees	(238)	—
Revenues net of excise taxes, contract volume manufactured for PMI, resolution expenses and FDA user fees	10,165	9,964

Reported OCI	7,063	5,030
NPM Adjustment Items	(664)	—
Asset impairment, exit, integration and implementation costs, net	4	184
Tobacco and health judgments	18	3
Adjusted OCI	6,421	5,217

Controllable costs[2]	$3,744	$4,747

Shipment volume (units in millions)[3]	130,510	170,715

Controllable costs per 1000 units[4]	$28.69	$27.81	0.6%

[1] Amount excludes a pre-tax credit of $664 million for the year ended December 31, 2013 related to NPM Adjustment Items.
[2] Controllable costs are calculated as revenues net of excise taxes, contract volume manufactured for PMI, resolution expenses and FDA user fees less adjusted OCI.
[3] Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume manufactured for PMI, and units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[4] Controllable costs per 1000 units are calculated as controllable costs dividend by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for the Financial Services Business
($ in millions)
	Full Year Ended December 31,
	2013	2012	2011	2010	2009
Reported OCI	$233	$176	$(349)	$157	$270
PMCC leveraged lease charges	—	7	490	—	—
Asset impairment and exit costs	5	—	—	—	19
Adjusted OCI	$238	$183	$141	$157	$289

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2013	2009	Compounded Annual Growth Rate
Reported OCI	$118	$43
Exit and integration costs	—	9
UST acquisition-related costs	—	21
Adjusted OCI	$118	$73	12.8%

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2013	2012	2011	2010	2009	2008	2007
Reported diluted EPS from continuing operations	$2.26	$2.06	$1.64	$1.87	$1.54	$1.48	$1.48
NPM Adjustment Items	(0.21)	—	—	—	—	—	—
Loss on early extinguishment of debt	0.34	0.28	—	—	—	0.12	—
Asset impairment, exit, integration and implementation costs	—	0.01	0.07	0.04	0.19	0.15	0.15
UST acquisition-related costs[1]	—	—	—	0.01	0.06	0.02	—
Gain on sale of corporate headquarters building	—	—	—	—	—	(0.12)	—
Recoveries from airline industry exposure	—	—	—	—	—	—	(0.06)
Interest on tax reserve transfers to Mondelēz International, Inc.	—	—	—	—	—	—	0.02
SABMiller special items	0.01	(0.08)	0.03	0.03	—	0.03	—
PMCC leveraged lease (benefit)/charge	—	(0.03)	0.30	—	—	—	—
Tax items[2]	(0.03)	(0.03)	(0.04)	(0.05)	(0.04)	(0.03)	(0.09)
Tobacco and health judgments	0.01	—	0.05	—	—	—	0.01
Adjusted diluted EPS from continuing operations	$2.38	$2.21	$2.05	$1.90	$1.75	$1.65	$1.51
Adjusted diluted EPS from continuing operations (year/year % change)	7.7%	7.8%	7.9%	8.6%	6.1%	9.3%

[1] Excludes asset impairment, exit and integration costs.
[2] Excludes the tax impact of the PMCC leveraged lease benefit/charge.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2014 Guidance			2013	Change
Reported diluted EPS	$2.51	to	$2.58	$2.26	11%	to	14%
NPM Adjustment Items			—	(0.21)
Tobacco and health judgments			—	0.01
SABMiller special items			0.01	0.01
Loss on early extinguishment of debt			—	0.34
Tax items			—	(0.03)
Adjusted diluted EPS	$2.52	to	$2.59	$2.38	6%	to	9%

Source: Altria Group, Inc.

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Remarks by Altria's Chairman and CEO, and other members of Altria's senior management team at CAGNY Conference, February 19, 2014